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
Prospectus Supplement dated as of July 11, 2002         Filed pursuant to Rule 424(b)(3)
To Prospectus dated November 16, 2001                   Registration No. 333-67412
                                                                         333-67412-01
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                                $5,442,079,000

                         Verizon Global Funding Corp.
                    Zero Coupon Convertible Notes due 2021
           Supported as to Payment of Principal and Interest by and
                     Convertible into the Common Stock of
                          Verizon Communications Inc.

   This Prospectus Supplement dated as of July 11, 2002 supplements and amends the Prospectus dated November 16, 2001 as follows and should be read in connection with the Prospectus:

   The section entitled, "Selling Securityholders," beginning on page 30 of the Prospectus is supplemented and amended to include the following additional selling securityholders who have provided us with notice and the requisite information as of July 10, 2002. To the extent that a selling securityholder listed below is already named in the Prospectus or any previous Prospectus Supplement, the information set forth below replaces that information.

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
                              Aggregate                 Shares of Verizon  Percentage of
                          Principal Amount               Communications       Verizon
                           at Maturity of   Percentage    Common Stock    Communications
                          Notes that May Be  of Notes   that May Be Sold   Common Stock
                              Sold ($)      Outstanding        (1)        Outstanding (2)
                          ----------------- ----------- ----------------- ---------------
Goldman Sachs and Company    195,822,000        3.6         1,553,220            *
Jefferies & Company, Inc.      2,700,000          *            21,415            *
UBS Warburg LLC..........      2,620,000          *            20,781            *
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*  Less than one percent (1%).
(1) Assumes conversion of all of the notes at a conversion rate of 7.9318 shares of the common stock of Verizon Communications per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of Notes and Support
    Obligations - Conversion Rights" in the Prospectus. As a result, the number of shares of the common stock of Verizon Communications issuable upon conversion of the notes may increase or decrease in the future.
(2) Calculated based on Rule 13d-3(d)(i) of the Securities Exchange Act of
    1934, using 2,751,650,484 shares of common stock of Verizon Communications outstanding as of March 31, 2002. In calculating this amount for each selling securityholder, we treated as outstanding the number of shares of the common stock of Verizon Communications issuable upon conversion of all of the selling securityholder's notes, but we did not assume conversion of any other selling securityholder's notes.